Exhibit (h)(1)

Execution Version

MASTER SUB-ADMINISTRATION AGREEMENT

[Mutual Funds]

This Master Sub-Administration Agreement (“Agreement”) dated and effective as of December 17, 2012, is by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Transamerica Fund Services, Inc., a Florida corporation (the “Administrator”).

WHEREAS, each of the investment companies listed on Schedule A hereto (each such investment company and each investment company made subject to this Agreement in accordance with Section 23 below shall be referred to as a “Trust”) may or may not be authorized to issue shares of common stock or shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Administrator intends that this Agreement be applicable to each Trust and each of its series set forth on Schedule A hereto (such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 24 below, shall hereinafter be referred to as the “Funds”);

WHEREAS, each Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust has retained the Administrator (or an affiliate) to furnish certain administrative services to the Trusts, including pursuant to an Administrative Services Agreement dated as of November 1, 2012, as amended, with the Administrator (the “Administration Agreement”); and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trusts, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator to each Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein. Each Trust currently consists of the Funds and their respective classes of shares.

2.	DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	Each Trust’s Declaration of Trust and By-laws;

b.	Each Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Directors of the Administrator certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and the investment advisory agreement between the Trust and its investment adviser(s); and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the Administrator that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a corporation, duly organized, existing and in good standing under the laws of the state of Florida;

b.	It has the requisite power and authority under applicable laws and by its charter and by-laws to enter into, perform and receive services pursuant to this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.	With respect to each Trust (excluding Transamerica Income Shares, Inc.):

(1)	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

(2)	It is an investment company properly registered with the SEC under the 1940 Act;

(3)	The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest; and

g.	With respect to Transamerica Income Shares, Inc.:

(1)	It is a company, duly organized, existing and in good standing under the laws of its state of formation;

(2)	It is an investment company properly registered with the SEC under the 1940 Act; and

(3)	The Registration Statement has been filed and is effective, and the Registration Statement (or a successor registration statement) shall be in effect whenever securities of Transamerica Income Shares, Inc. are offered to the public to the extent required by law.

5.	SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by each Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust, coordinate and cause to be filed the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and Form N-Q;

d.	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-1A, proxy statements, information statements and such other reports, forms or filings as may be mutually agreed upon;

e.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, prepare for the review by designated officer(s) of the Trust calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

f.	Provide periodic (with such frequency as may be mutually agreed upon) testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) , including periodic (with such frequency as may be mutually agreed upon) compliance reporting to the designated officer(s) of the Trust as well as preparation of the Board of Trustees (the “Board”) compliance materials;

g.	Prepare for posting by the Funds on the Funds’ website each money market fund’s monthly schedule of portfolio investments;

h.	Prepare for the review by designated officer(s) of the Trust, coordinate and cause to be filed each money market fund’s monthly filing of Form N-MFP;

i.	As of a future date that is agreed to by the parties in writing, prepare and furnish total return information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, including the calculation of agreed-upon custom and composite benchmarks, such agreement not to be unreasonably withheld;

j.	Prepare and disseminate vendor survey information;

k.	Prepare for the review by designated officer(s) of the Trust, coordinate and cause to be filed Rule 24f-2 notices, including coordination of payment;

l.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator;

m.	Maintain certain books and records of the Trust as required under Rule 31a-1 of the 1940 Act, as may be mutually agreed upon;

n.	Provide periodic certifications and reasonable documentation to the Chief Compliance Officer of the Trust in connection with Rule 38a-1 of the 1940 Act;

Fund Administration Blue Sky Services

o.	As of a future date that is agreed to by the parties in writing, perform Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule B hereto (excluding Transamerica Income Shares, Inc.);

Fund Administration Legal Services

p.	Prepare the agenda, certain agreed upon materials and resolutions for all requested Board and committee meetings, coordinate the preparation, assembly and dissemination of quarterly and special Board materials, attend the Trust’s Board and committee meetings as requested by the Administrator or the Trust, make presentations to the Board and committee meetings where appropriate or upon reasonable request or as may otherwise be mutually agreed upon, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;

q.	Prepare and mail quarterly and annual Code of Ethics forms and annual questionnaires (and, as reasonably requested, interim questionnaires in relation to proxy statements) for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);

r.	Prepare for the review by designated officer(s) of the Trust, coordinate with Fund counsel and the applicable financial printer, and cause to be filed with the SEC the following documents: Form N-CSR, Form N-PX, EDGAR Correspondence and all amendments to the Registration Statement, including updates of the Summary Prospectus, Prospectus and SAI for the Fund(s) and any sticker supplements to the Summary Prospectus, Prospectus and SAI for the Fund(s);

s.	Subject to the review and authorization by designated officer(s) of the Trust, utilize an auto-composition tool to maintain a library of standard language for the Funds’ Summary Prospectus, Prospectus and/or SAI;

t.	Prepare filing, coordinate with Fund counsel and the applicable financial printer, and cause to be filed with the SEC proxy statements, Form N-14 filings (as requested) and information statements and provide consultation on proxy solicitation matters;

u.	Maintain general Board calendars and regulatory filings calendars;

v.	Maintain copies of the Trust’s charter and By-laws, and prepare, coordinate and cause to be filed annual closed-end fund filings with the New York Stock Exchange (except Forms 3, 4 and 5) and annual filings required in Massachusetts for statutory or business trusts;

w.	Assist in developing guidelines and procedures to improve overall compliance by the Trust;

x.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

y.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment advisers on those developments and provide related planning assistance where requested or appropriate;

z.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;

Fund Administration Tax Services

aa.	Prepare annual tax basis provisions for both excise and income tax purposes;

bb.	Prepare the Fund(s)’ (excluding Transamerica Partners Portfolios) annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC and Form 8613;

cc.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

dd.	Prepare for the review by designated officer(s) of the Trust and/or the Trusts’ audit firm annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

ee.	Participate in discussions of potential tax issues with the Trusts’ audit firm.

Tax services, as described in “Fund Administration Tax Services” above and in this Agreement, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Both parties acknowledge that the list of services listed in this Section 5 is not comprehensive. Accordingly, without additional compensation, Sub-Administrator will provide any services, functions, and responsibilities that are not specifically described in this Section 5 but that are an inherent part of or required for the proper performance and provision of the services, functions, and responsibilities described in this Section 5 and that are within the scope of services that are currently contemplated by this Section 5.

The parties may agree that Sub-Administrator will provide additional services to the Administrator. The Sub-Administrator shall perform such other services for the Trust that are mutually agreed to by the parties in writing from time to time, which may be required to be in the form of an amendment to this Agreement, for which the Administrator will pay such fees, including the Sub-Administrator’s reasonable out-of-pocket expenses, as may be mutually agreed upon. Sub-Administrator will not begin performing any additional service until the parties have agreed in writing upon the terms and conditions of such additional service. Upon the parties’ written agreement to add the additional services, such additional services shall be included within the scope of the services to the same extent and in the same manner as if specifically described above. Such additional services may include, subject to the Sub-Administrator being able to perform the services for such fees that are mutually agreed upon and the services being those that are customarily performed by the Sub-Administrator as an administrator, services requested by the Administrator and related to the Administrator receiving a ruling, order, enforcement action or similar directive from a regulatory body or court of law.

The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein. Furthermore, the Sub-Administrator represents and warrants that it conducts background checks on employees as part of its standard hiring practices and based on applicable regulatory requirements. Sub-Administrator shall not knowingly assign, nor remain to allow assigned, any personnel to Administrator’s account or otherwise permit any of its personnel to have access to personal information, as defined in Section 17 below, who have been found to have engaged in criminal acts that involve fraud, dishonesty, or breach of trust, or that constitute a felony under applicable law.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses as agreed upon from time to time between the Administrator and the Sub-Administrator. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Administrator or Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Trust’s or the Administrator’s behalf provided that the Trust or the Administrator gives its prior written consent.

Each of the Sub-Administrator and the Administrator agrees to bear its own operating expenses in connection with this Agreement. The Administrator will bear all Trust expenses that are incurred by the Administrator on behalf of the Trusts in its operation, unless otherwise mutually agreed in writing by the parties hereto.

For the avoidance of doubt, the types of the Administrator’s or the Trust’s operational costs that the Sub-Administrator will not bear include: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Sub-Administrator is authorized to and may employ, associate or contract with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions. The Sub-Administrator shall reasonably cooperate with the Administrator in its interaction with sub-advisors of the Trusts, and other third parties with respect to the provision of the services hereunder.

7.	INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to the Administrator or any officer of a Trust or his or her designee for instructions and may consult with the independent accountants for the Trust with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. In consultation with the Administrator, the Sub-Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for a Trust ) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek instructions or advice.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1. The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall act in good faith and with reasonable care and without negligence in carrying out the provisions of this Agreement (the “Standard of Care”). The Sub-Administrator shall be kept indemnified by the Administrator and shall be without liability to the Administrator or any Trust for any action taken or omitted by it in accordance with the Standard of Care, including without limitation acting in accordance with instructions reasonably believed by the Sub-Administrator to have been duly authorized by the Administrator or any Trust or upon reasonable reliance on information, instructions or records given or made by the Administrator or any Trust or any authorized persons. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or any Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Trust, unless such loss, damage or expense is caused by or results directly from Sub-Administrator’s (i) failure to perform its obligations under this Agreement in accordance with the Standard of Care; or (ii) its negligence, fraud, criminal acts, bad faith or willful or intentional misconduct. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless caused by or resulting directly from its failure to perform its obligations under this Agreement in accordance with the Standard of Care, or its negligence, bad faith, fraud, criminal act or willful or intentional misconduct.

8.2. In any event, except as otherwise agreed to in writing by the parties hereto, the Sub-Administrator’s cumulative liability for each contract year (a “Liability Period”) with respect to the Administrator and any Trust under this Agreement, regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined below, for any liability or loss suffered by the Administrator and any Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the contract year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred.

8.3. Administrator’s aggregate liability during the term of this Agreement arising out of or resulting from the performance and non-performance of its obligations hereunder shall be limited to direct damages incurred by Sub-Administrator for each event that is the subject matter of a claim or cause of action. The Sub-Administrator agrees that for services rendered under this Agreement, or for any claim by the Sub-Administrator in connection with services rendered under this Agreement, regardless of whether such claim is in the nature of contract, tort or otherwise, the Sub-Administrator will look to the Administrator, not the Trusts, for satisfaction.

8.4. In no event shall either party be liable for indirect, special or consequential damages. This Section shall survive the termination of this Agreement.

8A.	CONDUCT OF CLAIMS

In connection with any indemnification provided hereunder, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party after it receives notice of a claim, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted.

Within thirty (30) days after receiving any such notice, the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any claim at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after the receipt of notice thereof, it shall be deemed to have accepted and agreed to indemnify the claim.

The indemnifying party shall be entitled to direct the defense against a claim with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a claim at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a claim is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the claim is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld.

9.	CONFIDENTIAL INFORMATION

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“disclosing party”) to disclose to the other party (“receiving party”) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner. Receiving party will not use disclosing party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts to hold in confidence a party’s Confidential Information. Excluding “personal information” as defined in Section 17 below, the parties’ confidentiality obligations set forth in this Agreement do not apply to Confidential Information that the disclosing party can reasonably demonstrate is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the disclosing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; or (v) disclosed pursuant to the requirements of any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation. The receiving party will, to the extent practicable and except as may be prohibited by law, regulation or legal process, provide the disclosing party with prompt written notice to permit the disclosing party to object to the disclosure or seek an appropriate protective order or other remedy. Upon termination of this Agreement, each party shall return to the other party or permanently destroy all copies of Confidential Information received from the other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations or its internal recordkeeping and archival policies. This Section shall survive the termination of this Agreement.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Sub-Administrator shall comply with all laws and regulations applicable to it as such laws and regulations relate to the Sub-Administrator’s performance of the services hereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for each Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Sub-Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. The Administrator acknowledges that each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Sub-Administrator shall provide the Administrator with copies of periodic SSAE 16 reports that include a review of the Sub-Administrator’s operations that relate to the services provided hereunder.

11.	SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or any Trust in any way or otherwise be deemed an agent of the Administrator or any Trust.

12.	EFFECTIVE PERIOD AND TERMINATION

12.1. This Agreement shall remain in full force and effect for an initial term ending five (5) years from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

12.2. During the Initial Term and thereafter, this Agreement may be terminated only by provision of a notice of nonrenewal as set forth above or by mutual written agreement of the parties. Notwithstanding the preceding sentence, either party may terminate this Agreement by providing one hundred and twenty (120) days written notice to the other party in any of the following circumstances: (a) a material breach (including non-payment of fees or expenses by the Administrator) of this Agreement by the party to be terminated that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors (and in the event of any involuntary case, such case is not discharged within ninety (90) days); or (d) solely with respect to the Sub-Administrator, that it shall be indicted for a crime, or shall suffer any other material adverse change in its conditions, operations or professional reputation that is determined by the Administrator in its reasonable discretion to threaten the continuing performance of services hereunder or the reputation of the Administrator. In addition, either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) a receiver, conservator or similar officer is appointed for the other party and such conservatorship or receivership is not discharged within ninety (90) days. In addition, this Agreement may be terminated by the Administrator immediately in the event of the appointment of a conservator or receiver for the Sub-Administrator by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

12.3. In the event of termination or non-renewal of this Agreement, the Administrator will promptly pay the Sub-Administrator its compensation due through the date of such termination and shall reimburse the Sub-Administrator for its costs, expenses and disbursements through the date of such termination. In the event of: (i) the Administrator’s termination of this Agreement with respect to any Trust or its Fund(s) for any reason other than as set forth in Section 12.2 hereof or (ii) a transaction not in the ordinary course of business pursuant to which the Sub-Administrator is not retained to continue providing services hereunder to a Trust or Fund (or its respective successor), the Administrator shall pay the Sub-Administrator its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Sub-Administrator with respect to such Trust or Fund) and shall reimburse the Sub-Administrator for its costs, expenses and disbursements. For the avoidance of doubt, provided that the Administrator has provided one hundred and twenty (120) days prior written notice of termination to the Sub-Administrator, no payment will be required pursuant to clause (ii) of this Section 12.3 in the event of any transaction such as (a) the liquidation or dissolution of a Trust or Fund and the distribution of such Trust’s or Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or Fund is no longer viable, (b) a merger of a Trust or Fund into, or the consolidation of a Trust or Fund with, another entity, or (c) the sale by a Trust or Fund of all, or substantially all, of its assets to another entity.

12.4. Termination of this Agreement with respect to any one particular Trust or Fund shall in no way affect the rights and duties under this Agreement with respect to any other Trust or Fund. In the event that this Agreement is terminated or not renewed for any reason, the Sub-Administrator shall provide such termination assistance as may be reasonably requested by the Administrator and mutually agreed to, for such compensation as may be agreed to.

13.	NOTICES

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by facsimile or overnight courier to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Administrator:

Transamerica Fund Services, Inc.

570 Carillon Parkway

St. Petersburg, FL 33716

Attention: CEO

Fax No.: 727-299-1832

Phone No.: 727-299-1821

With a copy to:

Transamerica Fund Services, Inc.

570 Carillon Parkway

St. Petersburg, FL 33716

Attention: General Counsel

Fax No.: 727-299-1832

Phone No.: 727-299-1821

To the Sub-Administrator:

State Street Bank and Trust Company

100 Huntington Avenue, Mailstop CPH0577

Boston, Massachusetts 02116

Attention: Transamerica Client Manager

Fax No.: 617-937-6033

Phone No.: 617-937-8541

With a copy to:

State Street Bank and Trust Company

2 Avenue de Lafayette, 2nd Floor

Boston, MA 02111

Attention: Senior Managing Counsel, US Mutual Funds Legal Division

Fax No.: 617-662-2702

Phone No.: 617-662 1783

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, and in the case of facsimile or overnight courier, on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

14.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

17.	DATA PRIVACY

The Sub-Administrator has established, and shall maintain, a written information security program, in compliance with the laws of the Commonwealth of Massachusetts and any other applicable laws and regulations, that contains appropriate security measures to safeguard the personal information of the Trusts’ shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public. For the avoidance of doubt, “personal information” shall include (i) all “personal information” as defined in Section 17.02 of the Standards for The Protection of Personal Information of Residents of the Commonwealth of Massachusetts (201 CMR 17), and (ii) any “nonpublic personal information” as defined under the Gramm-Leach-Bliley Act of 1999, each as may be amended from time to time.

If the Sub-Administrator discovers that unauthorized disclosure of personal information in the possession of the Sub-Administrator or its agents has occurred which requires notification to (a) the Administrator and (b) the affected individuals under applicable law, then the Sub-Administrator will, as soon as practicable and at Sub-Administrator’s own expense, (i) notify the Administrator of the nature of the breach and reasonably cooperate with Administrator’s requests for information; (ii) in coordination with the Administrator, notify the affected individuals of such unauthorized disclosure to the extent required by applicable law; (iii) investigate and address the unauthorized disclosure; and (iv) advise the Administrator as to the steps being taken that are reasonably designed to prevent future similar unauthorized disclosures. This provision will survive termination or expiration of the Agreement for so long as the Sub-Administrator continues to possess or have access to personal information related to the Trust.

18.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

19.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

21.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any digital, photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.	ADDITIONAL TRUSTS

In the event that any management investment company in addition to those listed on Schedule A hereto desires to have the Sub-Administrator render services under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof.

23.	ADDITIONAL FUNDS

In the event that any Trust establishes one or more funds in addition to the Funds listed on Schedule A with respect to which it desires to retain the Sub-Administrator to act as Sub-Administrator under the terms hereof, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such fund shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof.

24.	SERVICE LEVEL DOCUMENTS

The Administrator and the Sub-Administrator may from time to time, in good faith, agree on certain performance measures by which the Sub-Administrator is expected to provide the services contemplated by this Agreement (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance. The parties agree Service Level Documents reflect performance measures as opposed to specific contractual obligations, except as may be otherwise agreed to.

25.	BUSINESS CONTINUITY/DISASTER RECOVERY

In the event of equipment failure, data corruption, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Sub-Administrator’s control, the Sub-Administrator shall take reasonable steps to minimize service interruptions. The Sub-Administrator shall enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trusts; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Sub-Administrator shall discuss with the Administrator any business continuity/disaster recovery plan of the Sub-Administrator and/or provide a high-level presentation summarizing such plan.

26.	INSURANCE

The Sub-Administrator shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate. Upon the Administrator’s reasonable request, which in no event shall be more than once annually, the Sub-Administrator shall furnish to the Administrator a summary of the Sub-Administrator’s applicable insurance coverage.

27.	FORCE MAJEURE

Each party will be excused from performance under the Agreement for any period and to the extent (and only to the extent) that it is prevented from or delayed in performing any obligations pursuant to the Agreement, in whole or in part, as a result of a Force Majeure Event. If either party is prevented from, or delayed in performing any of its obligations under the Agreement by, a Force Majeure Event, it shall promptly notify the other party verbally (to be confirmed in writing within twenty-four (24) hours of the inception of the delay) of the occurrence of a Force Majeure Event and shall describe, in reasonable detail, the circumstances constituting the Force Majeure Event and the obligations, the performance of which are thereby delayed or prevented. The party claiming that a Force Majeure Event has occurred shall continue to use commercially reasonable efforts to mitigate the impact or consequence of the event on the other party and to recommence performance whenever and to whatever extent possible without unreasonable delay. The affected party shall provide the other party with daily updates (and more frequent updates if requested) as to the status of its efforts to recommence performance and written notice upon conclusion of the Force Majeure Event. A Force Majeure Event occurs when either party is unable, other than as may arise from its own negligence or willful misconduct, to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, or equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

28.	ANTI-CORRUPTION COMPLIANCE

The Sub-Administrator represents and warrants that it maintains policies, procedures and controls that are reasonably designed to prevent Sub-Administrator personnel from engaging in corrupt, unfair or fraudulent practices in connection with the provision of the services hereunder, including, but not limited to, the Sub-Administrator or its personnel accepting bribes or making offers, payments, or promise to pay to any person, including, but not limited to, an executive, official, employee or agent of (i) a governmental department, agency or instrumentality, (ii) a wholly or partially government-owned or controlled company or business, or (iii) a political party (collectively, “Government Official”), for the purpose of influencing any act, decision or failure to act by such persons or a Government Official or securing an improper advantage in order to obtain, retain or direct business. The Sub-Administrator’s anti-corruption compliance program is rooted in the Sub-Administrator’s corporate Standard of Conduct and a fundamental requirement contained therein that Sub-Administrator employees must conduct themselves in a manner consistent with the highest level of legal, ethical and professional integrity. The program includes employee training and awareness and risk based procedural controls at the business unit level, pre-clearance approval of expenditures made to or for the benefit of government officials and employees through a centralized Ethics Office function, and recordkeeping controls.

29.	AUDITS; REGULATORY EXAMINATIONS

During the term of this Agreement, Sub-Administrator shall provide to Administrator and to its internal and external auditors, inspectors, regulators and other authorized representatives of the Administrator access to Sub-Administrator’s books and records and locations where it performs services for the purpose of conducting financial, operational, regulatory audits. Such audits shall be conducted at the Administrator’s expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Sub-Administrator’s regular business hours and upon advance notice to the Sub-Administrator and, except as otherwise agreed to by the parties or for regulatory audits, no more frequently than twice a year. Audits will be conducted with representatives of the Sub-Administrator present at all times. The Administrator’s representatives will comply with all standard safety, confidentiality and security procedures of the Sub-Administrator. In connection with such audits, the Administrator’s representatives shall not attempt to access, nor will they review, the records of any other clients of the Sub-Administrator and the Administrator shall conduct the visit/inspection in a manner that will not interfere with the Sub-Administrator’s normal and customary conduct of its business activities, including the provision of services to the Administrator and to other clients. The Sub-Administrator shall have the right to immediately require the removal of any Administrator’s representatives from its premises in the event that their actions, in the reasonable opinion of the Sub-Administrator, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Sub-Administrator. The Sub-Administrator may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Sub-Administrator may also reasonably require any of the Administrator’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. Nothing contained herein shall obligate the Sub-Administrator to provide access to or otherwise disclose: (i) any information that is unrelated to the Administrator or the Trusts and the provision of the services hereunder; (ii) any information that is treated as confidential under the Sub-Administrator’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports and information relating to management functions; (iii) any other documents, reports or other information that the Sub-Administrator is obligated to maintain in confidence by contract, by its regulators or otherwise as a matter of law, legal privilege or regulation; or (iv) access to the extent that such access would, in the Sub-Administrator’s reasonable opinion, compromise the security of its technology systems or the confidentiality of its customers.

30.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

TRANSAMERICA FUND SERVICES, INC.

By:	/s/ Thomas A. Swank
Name:	Thomas A. Swank
Title:	President & Chief Executive Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

Signature page to

MASTER SUB-ADMINISTRATION AGREEMENT

[Mutual Funds]

SUB- ADMINISTRATION AGREEMENT

SCHEDULE A

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

TRANSAMERICA FUNDS

Fund Name

Transamerica Arbitrage Strategy
Transamerica Asset Allocation – Conservative Portfolio
Transamerica Asset Allocation – Growth Portfolio
Transamerica Asset Allocation – Moderate Growth Portfolio
Transamerica Asset Allocation – Moderate Portfolio
Transamerica Bond
Transamerica Capital Growth
Transamerica Commodity Strategy
Transamerica Core Bond
Transamerica Developing Markets Equity
Transamerica Diversified Equity
Transamerica Emerging Markets Debt
Transamerica Emerging Markets Equity
Transamerica Enhanced Muni
Transamerica Flexible Income
Transamerica Global Allocation
Transamerica Global Macro
Transamerica Global Real Estate Securities
Transamerica Growth
Transamerica Growth Opportunities
Transamerica High Yield Bond
Transamerica Income & Growth
Transamerica International
Transamerica International Bond
Transamerica International Equity
Transamerica International Equity Opportunities
Transamerica International Small Cap
Transamerica International Value Opportunities
Transamerica Large Cap Growth
Transamerica Large Cap Value
Transamerica Large Company
Transamerica Long/Short Strategy
Transamerica Managed Futures Strategy
Transamerica Mid Cap Value
Transamerica Money Market

Transamerica Multi-Managed Balanced
Transamerica Multi-Manager Alternative Strategies Portfolio
Transamerica Multi-Manager International Portfolio
Transamerica Real Return TIPS
Transamerica Select Equity
Transamerica Short-Term Bond
Transamerica Small Cap Growth
Transamerica Small Cap Value
Transamerica Small Company Growth Liquidating Trust
Transamerica Small/Mid Cap Value
Transamerica Tactical Allocation
Transamerica Tactical Income
Transamerica Tactical Rotation
Transamerica Total Return
Transamerica Value
Transamerica International Small Cap Value (Effective January 4, 2013)
Transamerica Dividend Focused (Effective January 4, 2013)

TRANSAMERICA SERIES TRUST

Fund Name

Transamerica AEGON Active Asset Allocation – Conservative VP
Transamerica AEGON Active Asset Allocation – Moderate Growth VP
Transamerica AEGON Active Asset Allocation – Moderate VP
Transamerica AEGON High Yield Bond VP
Transamerica AEGON Money Market VP
Transamerica AEGON U.S. Government Securities VP
Transamerica AllianceBernstein Dynamic Allocation VP
Transamerica Asset Allocation – Conservative VP
Transamerica Asset Allocation – Growth VP
Transamerica Asset Allocation – Moderate VP
Transamerica Asset Allocation – Moderate Growth VP
Transamerica BlackRock Global Allocation VP
Transamerica BlackRock Large Cap Value VP
Transamerica BlackRock Tactical Allocation VP
Transamerica Clarion Global Real Estate Securities VP
Transamerica Efficient Markets VP
Transamerica Hanlon Income VP
Transamerica Index 35 VP
Transamerica Index 50 VP
Transamerica Index 75 VP
Transamerica Index 100 VP
Transamerica International Moderate Growth VP
Transamerica Janus Balanced VP
Transamerica Jennison Growth VP
Transamerica JPMorgan Core Bond VP

Transamerica JPMorgan Enhanced Index VP
Transamerica JPMorgan Mid Cap Value VP
Transamerica JPMorgan Tactical Allocation VP
Transamerica Legg Mason Dynamic Allocation—Balanced VP
Transamerica Legg Mason Dynamic Allocation—Growth VP
Transamerica Madison Balanced Allocation VP
Transamerica Madison Conservative Allocation VP
Transamerica Madison Diversified Income VP
Transamerica Market Participation Strategy VP
Transamerica MFS International Equity VP
Transamerica Morgan Stanley Active International Allocation VP
Transamerica Morgan Stanley Capital Growth VP
Transamerica Morgan Stanley Mid-Cap Growth VP
Transamerica Multi Managed Balanced VP
Transamerica Multi Managed Large Cap Core VP
Transamerica PIMCO Real Return TIPS VP
Transamerica PIMCO Tactical – Balanced VP
Transamerica PIMCO Tactical – Conservative VP
Transamerica PIMCO Tactical – Growth VP
Transamerica PIMCO Total Return VP
Transamerica ProFund UltraBear VP
Transamerica Systematic Small/Mid Cap Value VP
Transamerica T. Rowe Price Small Cap VP
Transamerica Third Avenue Value VP
Transamerica WMC Diversified Growth VP
Transamerica WMC Diversified Growth II VP

TRANSAMERICA PARTNERS PORTFOLIOS

Fund Name

Transamerica Partners Balanced Portfolio
Transamerica Partners Core Bond Portfolio
Transamerica Partners High Quality Bond Portfolio
Transamerica Partners High Yield Bond Portfolio
Transamerica Partners Inflation-Protected Securities Portfolio
Transamerica Partners International Equity Portfolio
Transamerica Partners Large Core Portfolio
Transamerica Partners Large Growth Portfolio
Transamerica Partners Large Value Portfolio
Transamerica Partners Mid Growth Portfolio
Transamerica Partners Mid Value Portfolio
Transamerica Partners Money Market Portfolio
Transamerica Partners Small Core Portfolio
Transamerica Partners Small Growth Portfolio
Transamerica Partners Small Value Portfolio

TRANSAMERICA PARTNERS FUNDS GROUP

Fund Name

Transamerica Institutional Asset Allocation – Intermediate Horizon
Transamerica Institutional Asset Allocation – Intermediate/Long Horizon
Transamerica Institutional Asset Allocation – Long Horizon
Transamerica Institutional Asset Allocation – Short Horizon
Transamerica Institutional Asset Allocation – Short/Intermediate Horizon
Transamerica Partners Balanced
Transamerica Partners Core Bond
Transamerica Partners High Quality Bond
Transamerica Partners High Yield Bond
Transamerica Partners Inflation-Protected Securities
Transamerica Partners International Equity
Transamerica Partners Large Core
Transamerica Partners Large Growth
Transamerica Partners Large Value
Transamerica Partners Mid Growth
Transamerica Partners Mid Value
Transamerica Partners Money Market
Transamerica Partners Small Core
Transamerica Partners Small Growth
Transamerica Partners Small Value
Transamerica Partners Stock Index

TRANSAMERICA PARTNERS FUNDS GROUP II

Fund Name

Transamerica Asset Allocation – Intermediate Horizon
Transamerica Asset Allocation – Intermediate/Long Horizon
Transamerica Asset Allocation – Long Horizon
Transamerica Asset Allocation – Short Horizon
Transamerica Asset Allocation – Short/Intermediate Horizon
Transamerica Partners Institutional Balanced
Transamerica Partners Institutional Core Bond
Transamerica Partners Institutional High Quality Bond
Transamerica Partners Institutional High Yield Bond
Transamerica Partners Institutional Inflation-Protected Securities
Transamerica Partners Institutional International Equity
Transamerica Partners Institutional Large Core
Transamerica Partners Institutional Large Growth
Transamerica Partners Institutional Large Value
Transamerica Partners Institutional Mid Growth
Transamerica Partners Institutional Mid Value
Transamerica Partners Institutional Money Market
Transamerica Partners Institutional Small Core
Transamerica Partners Institutional Small Growth
Transamerica Partners Institutional Small Value
Transamerica Partners Institutional Stock Index

TRANSAMERICA ASSET ALLOCATION VARIABLE FUNDS

Transamerica Asset Allocation – Intermediate Horizon Subaccount
Transamerica Asset Allocation – Intermediate/Long Horizon Subaccount
Transamerica Asset Allocation – Short Horizon Subaccount

TRANSAMERICA INCOME SHARES, INC.

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Trust, the Sub-Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Sub-Administrator by the Trust.

The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Sub-Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Sub-Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Sub-Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1. Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2. Filing of Trust’s renewals and amendments as required;

3. Filing of amendments to the Trust’s registration statement where required;

4. Filing Trust sales reports where required;

5. Payment at the expense of the Trust of all Trust Notice Filing fees;

6. Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7. Filing of annual reports and proxy statements where required; and

8. The performance of such additional services as the Sub-Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Sub-Administrator, Blue Sky services by the Sub-Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law or ensuring the proper application of any such exemptions. Any such determinations shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Sub-Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of                          that                      (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                             , makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Sub-Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1. NOTICE FILINGS FOR FUND SHARES. The power to submit (in any format accepted) notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file (in any format accepted) any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Sub-Administrator in connection with the notice filings of the Fund’s shares.

2. TRANSMIT FILING FEES. The power to draw, endorse, and deposit checks and/or transmit electronic payments in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Sub-Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Sub-Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Sub-Administrator as or otherwise authorize the Sub-Administrator to act as an officer, director or employee of the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

[NAME]

By:
Name:
Title:

Subscribed and sworn to before me

this          day of 20

Notary Public

State of

In and for the County of

My Commission expires